EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Karen A. Horvath
Vice President — External Financial Communications
(203) 629-3000
W. R. BERKLEY CORPORATION REPORTS SECOND QUARTER RESULTS
NET INCOME UP 23% TO $165 MILLION
Fifteenth Consecutive Quarter that Return on Equity Exceeds 20%
     Greenwich, CT, July 25, 2006 — W. R. Berkley Corporation (NYSE: BER) today reported net income for the second quarter of 2006 of $165 million, or 82 cents per share, a 23% increase from $134 million, or 67 cents per share, for the second quarter of 2005. Net operating income for the second quarter of 2006 increased 27% to $166 million, or 82 cents per share, compared with $130 million, or 65 cents per share, for the corresponding quarter of 2005. Net operating income is a non-GAAP financial measure defined by the Company as net income excluding realized investment gains and losses. All per share amounts in this release reflect the 3-for-2 common stock split effected on April 4, 2006.

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Summary Financial Data
(Amounts in thousands, except per share data)

	Second Quarter		Six Months
	2006	2005	2006	2005
Gross premiums written	$1,341,347	$1,249,812	$2,752,182	$2,592,902
Net premiums written	1,217,985	1,135,011	2,496,516	2,323,179

Net income	165,452	134,079	327,154	254,950
Net income per diluted share	0.82	0.67	1.62	1.28

Net operating income	165,986	130,310	325,935	251,274
Net operating income per diluted share	0.82	0.65	1.61	1.26
Second quarter highlights included:
•	Return on equity was 25.8% on an annualized basis.

•	GAAP combined ratio was 88.9%.

•	Net investment income grew 55% to $145 million.

•	Net premiums written increased 7% to $1.2 billion.

•	Paid loss ratio was 38.0%.
     Commenting on the Company’s activities, William R. Berkley, chairman and chief executive officer, said: “Our business continues to perform extremely well with overall pricing levels down slightly but still adequate to allow for substantial underwriting profits. In spite of typical second quarter storm activity in our regional segment, we were able to deliver a return to shareholders in excess of 25%. While we expect results to vary within each segment, we continue to be confident that we will be able to deliver returns in excess of 20% at least through 2007. As we begin to generate more capital than opportunities to grow revenues, we will manage our balance sheet as we have in the past. At the end of June, we repurchased 1.4 million shares of the Company’s stock for $31.73 per share.
     “While we see new opportunities, they generally do not offer rational risk-adjusted returns — naïve capital continues to abound. We expect to receive more significant contributions from our new ventures in the second half of the

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year, and we remain enthusiastic about our ability to deliver outstanding returns,” Mr. Berkley concluded.
Webcast Conference Call
     The Company will hold its quarterly conference call with analysts and investors to discuss its earnings and other information on Wednesday, July 26, 2006 at 9:30 a.m. eastern time. The conference call will be webcast live on the Company’s website at www.wrberkley.com. A recording of the call will be available on the Company’s website approximately two hours after the end of the conference call.
About W. R. Berkley Corporation
     Founded in 1967, W. R. Berkley Corporation is an insurance holding company that is among the largest commercial lines writers in the United States and operates in five segments of the property casualty insurance business: specialty insurance, regional property casualty insurance, alternative markets, reinsurance and international.
Forward Looking Information
     This is a “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including statements related to our outlook for the industry and for our performance for the year 2006 and beyond, are based upon the Company’s historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. They are subject to various risks and uncertainties, including but not limited to, the cyclical nature of the property casualty industry, the long-tail and potentially volatile nature of the reinsurance business, product demand and pricing, claims development and the process of estimating reserves, the uncertain nature of damage theories and loss amounts, the increased level of our retention, natural and man-made catastrophic losses, including hurricanes and as a result of terrorist activities, the impact of competition, the availability of reinsurance, exposure as to coverage for terrorist acts, our retention under The Terrorism Risk Insurance Act of 2002, as

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amended (“TRIA”), the ability of our reinsurers to pay reinsurance recoverables owed to us, investment risks, including those of our portfolio of fixed income securities and investments in equity securities, including merger arbitrage investments, exchange rate and political risks relating to our international operations, legislative and regulatory developments, including those related to alleged anti-competitive or other improper business practices in the insurance industry, changes in the ratings assigned to us by ratings agencies, the availability of dividends from our insurance company subsidiaries, our ability to successfully acquire and integrate companies and invest in new insurance ventures, our ability to attract and retain qualified employees, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. These risks could cause actual results of the industry or our actual results for the year 2006 and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Any projections of growth in the Company’s net premiums written and management fees would not necessarily result in commensurate levels of underwriting and operating profits. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
# # #

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Consolidated Financial Summary
(Amounts in thousands, except per share data)

	Second Quarter		Six Months
	2006	2005	2006	2005
Revenues:
Net premiums written	$1,217,985	$1,135,011	$2,496,516	$2,323,179
Change in unearned premiums	(31,305)	(43,138)	(163,459)	(191,331)

Premiums earned	1,186,680	1,091,873	2,333,057	2,131,848
Net investment income	145,067	93,622	276,564	183,180
Service fees	26,966	28,662	53,560	58,961
Realized investment gains (losses)	(673)	6,126	2,002	5,765
Other income	306	501	697	1,018

Total revenues	1,358,346	1,220,784	2,665,880	2,380,772

Expenses:
Losses and loss expenses	742,110	675,326	1,443,308	1,316,472
Other operating expenses	358,926	334,600	714,580	661,405
Interest expense	23,272	19,217	46,741	37,342

Total expenses	1,124,308	1,029,143	2,204,629	2,015,219

Income before income taxes and minority interest	234,038	191,641	461,251	365,553

Income tax expense	(67,883)	(56,095)	(132,806)	(108,824)
Minority interest	(703)	(1,467)	(1,291)	(1,779)

Net income	$165,452	$134,079	$327,154	$254,950

Net income per share: (1)
Basic	$0.86	$0.70	$1.70	$1.34

Diluted	$0.82	$0.67	$1.62	$1.28

Average shares outstanding: (1)
Basic	192,337	190,300	192,041	190,070
Diluted	202,450	200,051	202,450	199,915

(1)	Per share amounts reflect the 3-for-2 common stock split effected on April 4, 2006.

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Operating Results by Segment
(Amounts in thousands, except ratios (1))

	Second Quarter		Six Months
	2006	2005	2006	2005
Specialty: (2)
Gross premiums written	$521,825	$513,297	$996,126	$956,770
Net premiums written	496,017	490,557	943,580	906,496
Premiums earned	443,212	406,301	861,457	778,222
Pre-tax income	112,732	80,533	219,218	160,558
Loss ratio	60.7%	62.6%	60.3%	62.0%
Expense ratio	25.0%	25.3%	25.2%	25.2%
GAAP combined ratio	85.7%	87.9%	85.5%	87.2%

Regional (3):
Gross premiums written	$372,481	$356,491	$737,147	$723,864
Net premiums written	322,910	305,005	634,291	618,830
Premiums earned	299,613	292,037	589,575	572,336
Pre-tax income	43,930	48,592	98,560	107,655
Loss ratio	62.0%	57.6%	59.4%	55.4%
Expense ratio	30.2%	30.4%	30.6%	30.4%
GAAP combined ratio	92.2%	88.0%	90.0%	85.8%

Alternative Markets: (2)
Gross premiums written	$123,843	$143,702	$397,291	$426,964
Net premiums written	102,709	116,867	341,131	349,448
Premiums earned	162,028	161,029	324,769	316,296
Pre-tax income	74,520	55,060	141,642	97,124
Loss ratio	51.8%	60.7%	53.6%	64.3%
Expense ratio	23.1%	20.5%	22.2%	20.6%
GAAP combined ratio	74.9%	81.2%	75.8%	84.9%

Reinsurance: (2)
Gross premiums written	$258,628	$192,038	$505,661	$394,520
Net premiums written	242,957	182,529	478,766	370,073
Premiums earned	226,307	185,914	451,549	373,767
Pre-tax income	34,037	25,361	64,096	45,636
Loss ratio	74.5%	67.2%	73.6%	68.1%
Expense ratio	25.1%	31.0%	26.3%	31.4%
GAAP combined ratio	99.6%	98.2%	99.9%	99.5%

International: (2)
Gross premiums written	$64,570	$44,284	$115,957	$90,784
Net premiums written	53,392	40,053	98,748	78,332
Premiums earned	55,520	46,592	105,707	91,227
Pre-tax income	10,820	6,118	16,732	10,602
Loss ratio	62.4%	64.0%	64.0%	64.6%
Expense ratio	30.1%	30.2%	31.7%	30.6%
GAAP combined ratio	92.5%	94.2%	95.7%	95.2%
(Continued)

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Operating Results by Segment (continued)
(Amounts in thousands, except ratios (1))

	Second Quarter		Six Months
	2006	2005	2006	2005
Corporate and Eliminations:
Realized investment gains (losses)	$(673)	$6,126	$2,002	$5,765
Interest and other, net	(41,328)	(30,149)	(80,999)	(61,787)
Pre-tax loss	(42,001)	(24,023)	(78,997)	(56,022)

Total:
Gross premiums written	$1,341,347	$1,249,812	$2,752,182	$2,592,902
Net premiums written	1,217,985	1,135,011	2,496,516	2,323,179
Premiums earned	1,186,680	1,091,873	2,333,057	2,131,848
Pre-tax income	234,038	191,641	461,251	365,553
Loss ratio	62.5%	61.9%	61.9%	61.8%
Expense ratio	26.4%	27.3%	26.7%	27.4%
GAAP combined ratio	88.9%	89.2%	88.6%	89.2%

(1)	Loss ratio is losses and loss expenses incurred expressed as a percentage of premiums earned. Expense ratio is underwriting expenses expressed as a percentage of premiums earned. Underwriting expenses do not include expenses related to insurance services or unallocated corporate expenses. For the international segment, the loss and expense ratios do not include life insurance business. GAAP combined ratio is the sum of the loss ratio and the expense ratio.

(2)	Prior period operating results by segment have been reclassified to reflect a change in the segment designation for the following companies: Berkley Underwriting Partners, LLC from reinsurance to specialty; W. R. Berkley Insurance (Europe), Limited from specialty to international; and Berkley Medical Excess Underwriters, LLC from specialty to alternative markets.

(3)	For the second quarters of 2006 and 2005, weather-related losses were $20 million and $12 million, respectively. For the six months of 2006 and 2005, weather-related losses were $25 million and $18 million, respectively.

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Selected Balance Sheet Information
(Amounts in thousands, except per share data)

	June 30,	December 31,
	2006	2005

Total investments (1)	$10,928,051	$10,378,250
Total assets	14,691,916	13,896,287
Reserves for losses and loss expenses	7,276,382	6,711,760
Senior notes and other debt	868,509	967,818
Junior subordinated debentures	451,317	450,634
Stockholders’ equity (2)	2,800,823	2,567,077
Shares outstanding	191,282	191,265
Stockholders’ equity per share	14.64	13.42

(1)	Total investments include cash and cash equivalents, trading accounts receivable from brokers and clearing organizations, trading account securities sold but not yet purchased and unsettled purchases.

(2)	Stockholders’ equity includes after-tax unrealized losses from investments and currency translation adjustments of $33 million as of June 30, 2006 and after-tax unrealized gains from investments and currency translation adjustments of $25 million as of December 31, 2005.

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Supplemental Information
(Amounts in thousands)

	Second Quarter		Six Months
	2006	2005	2006	2005
Reconciliation of net operating income to net income:

Net operating income (1)	$165,986	$130,310	$325,935	$251,274
Realized investment gains (losses), net of taxes	(534)	3,769	1,219	3,676

Net income	$165,452	$134,079	$327,154	$254,950

Return on equity:

Net Income (2)	25.8%	25.4%	25.5%	24.2%

Net operating income (2)	25.9%	24.7%	25.4%	23.8%

Cash flow:

Cash flow from operations before cash transfers to/from trading account (3)	$348,068	$368,387	$787,024	$816,994

Trading account transfers	(25,000)	(50,000)	(225,000)	(75,000)

Cash flow from operations	$323,068	$318,387	$562,024	$741,994

(1)	Net operating income is a non-GAAP financial measure defined by the Company as net income excluding realized investment gains and losses. Management believes that excluding realized investment gains and losses, which result primarily from changes in general economic conditions, provides a useful indicator of trends in the Company’s underlying operations.

(2)	Return on equity represents net income and net operating income expressed on an annualized basis as a percentage of beginning of year stockholders’ equity.

(3)	Cash flow before trading account transfers is a non-GAAP financial measure that excludes cash contributions to and withdrawals from the arbitrage trading account. Management believes that cash transfers to and withdrawals from the arbitrage trading account are the result of changes in investment allocations and that excluding such transfers provides a useful measure of the Company’s cash flow.